Exhibit 10.1

2008 DIRECTOR COMPENSATION

At its March 19, 2008 meeting, the Board of Directors reviewed and approved the 2008 compensation program for the Board of Directors. With respect to cash compensation during 2008, non-employee directors other than the Chairman of the Board will receive $1,875 for each meeting attended in person, $500 for each committee meeting attended in person when not held on the same date and at the same location as a meeting of the Board of Directors, and $250 per hour for attendance at telephonic meetings (with a maximum of $500 per telephonic meeting).  The Chairman of the Board will receive $5,675 for each meeting of the Board of Directors attended in person, and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting). Committee chairs and the lead director received an additional $2,000 per committee meeting attended in person and $350 per hour for attendance at telephonic meetings (with a maximum of $750 per telephonic meeting).  Each non-employee director has received 10,000 shares of restricted stock, with the chairman of each committee of the Board of Directors and the lead director receiving an additional 2,500 shares of restricted stock and the Chairman of the Board receiving an additional 5,000 shares of restricted stock. These grants of restricted stock vest at the rate of 25% for each of the four regular quarterly meetings of the Board of Directors and its committees to be held during 2007 and are valued at the grant date closing stock price of $0.90 per share and expensed according to the time-vesting criteria.